Exhibit 99.1

XPO Logistics Announces First Quarter 2016 Results

Reports $249 million of adjusted EBITDA

Increases North American less-than-truckload adjusted operating income by 54%

versus pre-acquisition results a year ago

Delivers higher-than-expected logistics results, led by Europe

Reaffirms full year targets for adjusted EBITDA of $1.25 billion in 2016 and $1.7 billion in 2018

GREENWICH, Conn. — May 3, 2016 — XPO Logistics, Inc. (NYSE: XPO) today announced financial results for the first quarter of 2016. Total gross revenue increased 404.4% year-over-year to $3.5 billion, and net revenue increased 510.5% to $1.6 billion.

The company reported a net loss attributable to common shareholders of $23.2 million for the quarter, or a loss of $0.21 per diluted share, compared with a net loss attributable to common shareholders of $15.4 million, or a loss of $0.20 per diluted share, for the same period in 2015. The first quarter 2016 net loss includes $16.8 million of one-time after-tax transaction-related costs net of noncontrolling interests, and a $26.9 million non-cash after-tax amortization charge.

The adjusted net loss attributable to common shareholders, a non-GAAP measure, was $9.3 million, or a loss of $0.08 per share for the first quarter of 2016, excluding the items detailed below. This compares with an adjusted net loss attributable to common shareholders of $9.9 million, or a loss of $0.13 per share, for the first quarter of 2015.

The adjusted net loss attributable to common shareholders for the first quarter of 2016 excludes: $27.1 million, or $16.8 million after-tax, of one-time transaction-related costs net of noncontrolling interests; $0.7 million of unrealized foreign exchange cost, net of tax; and a $5.8 million, or $3.6 million after-tax, benefit to depreciation and amortization related to the updated purchase price allocation of acquired assets. Reconciliations of adjusted net loss attributable to common shareholders and adjusted EPS are provided in the attached financial tables.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP financial measure, improved to $249.3 million for the quarter, compared with $29.2 million for the same period in 2015. Adjusted EBITDA in the first quarter of 2016 excludes $27.1 million of one-time transaction-related costs. A reconciliation of adjusted EBITDA to net loss is provided in the attached financial tables.

As of March 31, 2016, the company had approximately $280 million of cash and cash equivalents. Approximately 73% of the company’s debt will not mature until 2021 or later.

Reaffirms Financial Targets

For 2016, the company reaffirmed its full year target of at least $1.25 billion of adjusted EBITDA.

For 2018, the company reaffirmed its full year target of approximately $1.7 billion of adjusted EBITDA.

CEO Comments

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “2016 is off to a stellar start. We generated $249 million of adjusted EBITDA in the quarter, and organic revenue growth of almost 12%, excluding fuel. Our freight brokerage and last mile businesses continued to lead our growth in North America, while in Europe, our transportation and logistics segments exceeded expectations for both sales and margins.

“The addition of less-than-truckload is proving to be a major win, despite a sluggish macro environment. In the first quarter, we generated $58 million of adjusted operating income from LTL, up 54% from last year’s first quarter, pre-acquisition. We’re running LTL as a more efficient organization, with a $90 million run rate of profit improvement already in hand. This puts us well on the way to achieving our target of improving annual profit by $170 million to $210 million by late next year. Most important, we’re delivering record results for shippers. We’re improving on service levels that were already among the highest in the industry, including on-time performance and damage-free freight.”

Jacobs continued, “There are many reasons, unique to XPO, why we’re outperforming the general sluggishness in the industry. We have a strong franchise in each of our service offerings, and we’re also well diversified by geography and customer verticals. We’re executing on significant synergies and cost saving opportunities from our acquisitions in Europe and LTL. We’re benefiting from our investments in technology, major procurement efficiencies and global cross-selling initiatives. And we have many of the industry’s best operators leading all parts of the business. These are the reasons why we’ve been able to grow adjusted EBITDA by eight times from a year ago – with best-in-class organic growth on top of that.”

First Quarter 2016 Results by Segment

•	Transportation: The company’s transportation segment generated total gross revenue of $2.3 billion for the quarter, a 308.6% increase from the same period in 2015. The year-over-year increase in revenue was primarily due to 2015 acquisitions, and organic revenue growth led by the last mile and truck brokerage businesses.

Net revenue margin for the first quarter improved to 28.3%, compared with 21.6% in 2015. The increase in margin was primarily due to the acquisition of the less-than-truckload business, and organic margin improvement in truck brokerage and last mile, partially offset by lower intermodal and expedite margins.

First quarter adjusted EBITDA for the transportation segment improved to $196.0 million, compared with $23.3 million a year ago. First quarter operating income was $75.4 million, compared with operating income of $3.6 million a year ago. The increases in adjusted EBITDA and operating income were primarily due to 2015 acquisitions, and improved profitability led by truck brokerage. Adjusted EBITDA and operating income in the LTL business were higher than expected due to pricing improvements and SG&A cost savings. A reconciliation of adjusted EBITDA to operating income is provided in the attached financial tables.

•	Logistics: The company’s logistics segment generated gross revenue of $1.3 billion for the quarter, up 795.4% from $140.8 million for the same period in 2015. Gross margin was $156.7 million, up 691.4% from $19.8 million a year ago. Adjusted EBITDA was $87.8 million, up 336.8% from $20.1 million a year ago. Operating income was $31.9 million, up 398.4% from $6.4 million a year ago. The increases in gross revenue, gross margin, adjusted EBITDA and operating income were primarily due to 2015 acquisitions.

Adjusted EBITDA and operating income for the logistics segment were both higher than expected in the quarter, led by higher volumes from e-commerce and high tech, and the strong performance of the European business overall. A reconciliation of adjusted EBITDA to operating income is provided in the attached financial tables.

•	Corporate: Corporate SG&A expense was $44.9 million, compared with $14.8 million for the first quarter of 2015. The increase was largely due to one-time transaction-related costs; salaries and benefits related to a larger employee base; legal costs; and non-cash share-based compensation.

Shipper Survey Ranks XPO First in Eight Categories of LTL Service

Surveyed shippers in the 2015 LTL Carrier Customer Value and Loyalty Report ranked the company highest among national LTL carriers in the categories of trustworthiness; shipments picked up when promised; shipments delivered when promised; ability to meet appointment times for pick-up; shipments delivered with no shortages; competitive transit times; billing accuracy; and claims processing. The findings, published by Mastio & Company, were based on more than 6,000 observations documented during interviews with 2,021 shippers.

Conference Call

The company will hold a conference call on Wednesday, May 4, 2016, at 8:30 a.m. Eastern Time. Participants can call toll-free (from U.S./Canada) 1-877-269-7756; international callers dial +1-201-689-7817. A live webcast of the conference will be available on the investor relations area of the company’s website, www.xpo.com/investors. The conference will be archived until June 4, 2016. To access the replay by phone, call toll-free (from U.S./Canada) 1-877-660-6853; international callers dial +1-201-612-7415. Use participant passcode 13634749.

About XPO Logistics, Inc.

XPO Logistics, Inc. (NYSE: XPO) is a top ten global provider of cutting-edge supply chain solutions to the most successful companies in the world. The company provides services for truckload brokerage and transportation, last mile logistics, engineered supply chain solutions, high-value-add warehousing and distribution, ground and air expedite, less-than-truckload transportation, intermodal, drayage, managed transportation and global forwarding. XPO serves more than 50,000 customers with a highly integrated network of over 87,000 employees and 1,440 locations in 33 countries. XPO’s corporate headquarters is in Greenwich, Conn., USA, and its European headquarters is in Lyon, France. www.xpo.com

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules, such as adjusted net loss attributable to common shareholders, adjusted diluted loss per share, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA (“adjusted EBITDA”), in each case for the quarters ended March 31, 2016 and 2015, EBITDA and adjusted EBITDA for the Transportation and Logistics segments for the quarters ended March 31, 2016 and 2015, and adjusted operating income for the less-than-truckload business unit for the quarters ended March 31, 2016 and 2015. As required by SEC rules, we provide reconciliations of these measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), which are set forth in the attachments to this release. We believe that adjusted net loss attributable to common shareholders, adjusted diluted loss per share and adjusted operating income improve comparability from period to period by removing the impact of nonrecurring expense items such as one-time transaction-related costs net of noncontrolling interests, unrealized foreign exchange cost, and a benefit to depreciation and amortization related to the updated purchase price allocation of acquired assets. We believe that EBITDA and adjusted EBITDA improve comparability from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization) tax consequences, and the nonrecurring expense items noted above. In addition to its use by management, we believe that EBITDA and adjusted EBITDA are measures widely used by securities analysts, investors and others to evaluate the financial performance of companies in our industry. Other companies may calculate EBITDA and adjusted EBITDA differently, and therefore our measure may not be comparable to similarly titled measures of other companies. EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from EBITDA and adjusted EBITDA are significant and necessary components of the operations of our business, and, therefore, EBITDA and adjusted EBITDA should only be used as a supplemental measure of our operating performance.

Forward-looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the expected maturity of the company’s debt, the expected ability to integrate operations, cross-sell services, realize cost savings, synergies and profit improvement opportunities, and our 2016 and 2018 financial targets. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include those discussed in XPO’s filings with the SEC and the following: economic conditions generally; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to successfully manage our growth, including by maintaining effective internal controls; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; our ability to retain our and our acquired businesses’ largest customers; our ability to develop and implement suitable information technology systems; our substantial indebtedness; our ability to raise debt and equity capital; our ability to attract and retain key employees to execute our strategy, including retention of acquired companies’ key employees; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; litigation, including litigation related to alleged misclassification of independent contractors; labor matters; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; our ability to execute our growth strategy through acquisitions; fuel price and fuel surcharge changes; weather and other service disruptions; and governmental regulation. All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, XPO or its businesses or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and XPO undertakes no obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events except to the extent required by law.

Investor Contact:

XPO Logistics, Inc.

Tavio Headley, +1-203-930-1602

tavio.headley@xpo.com

Media Contact:

Brunswick Group

Darren McDermott, +1-212-333-3810

XPO Logistics, Inc.

Consolidated Statements of Operations

(Unaudited)

(In millions, except per share data)

	Three Months Ended March 31,
	2016	2015
Revenue	$3,545.7	$703.0
Operating expenses
Cost of transportation and services	1,945.1	440.8
Direct operating expense	1,106.2	151.2
Sales, general and administrative expense	432.0	115.8

Total operating expenses	3,483.3	707.8

Operating income (loss)	62.4	(4.8)

Other expense	1.2	0.2
Foreign currency loss	3.1	0.2
Interest expense	93.1	23.1

Loss before income tax benefit	(35.0)	(28.3)
Income tax benefit	(15.7)	(13.6)

Net loss	(19.3)	(14.7)
Cumulative preferred dividends	(0.7)	(0.7)
Net income attributable to noncontrolling interests	(3.2)	—

Net loss attributable to common shareholders	$(23.2)	$(15.4)

Basic loss per share	$(0.21)	$(0.20)
Diluted loss per share	$(0.21)	$(0.20)
Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	109.6	78.8
Diluted weighted-average common shares outstanding	109.6	78.8

XPO Logistics, Inc.

Consolidated Balance Sheets

(In millions, except share and per share data)

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$279.0	$289.8
Accounts receivable, net of allowances of $20.3 and $16.9, respectively	2,265.1	2,266.4
Other current assets	497.0	401.0

Total current assets	3,041.1	2,957.2

Property and equipment, net of $349.9 and $209.3 in accumulated depreciation, respectively	2,820.3	2,852.2
Goodwill	4,787.0	4,610.6
Identifiable intangible assets, net of $256.3 and $212.4 in accumulated amortization, respectively	1,704.2	1,876.5
Deferred tax asset	2.8	113.6
Other long-term assets	236.9	233.1

Total long-term assets	9,551.2	9,686.0

Total assets	$12,592.3	$12,643.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$997.7	$1,063.7
Accrued expenses	1,352.3	1,291.8
Current maturities of long-term debt	134.3	135.3
Other current liabilities	228.6	203.6

Total current liabilities	2,712.9	2,694.4

Long-term debt	5,379.1	5,272.6
Deferred tax liability	719.1	933.3
Employee benefit obligations	302.7	312.6
Other long-term liabilities	396.9	369.5

Total long-term liabilities	6,797.8	6,888.0

Commitments and contingencies
Stockholders’ equity:
Convertible perpetual preferred stock, $.001 par value; 10,000,000 shares authorized; 72,885 of Series A shares issued and outstanding at March 31, 2016 and December 31, 2015	42.0	42.0
Common stock, $.001 par value; 300,000,000 shares authorized; 109,736,757 and 109,523,493 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	0.1	0.1
Additional paid-in capital	3,219.4	3,212.3
Accumulated deficit	(488.2)	(465.0)
Accumulated other comprehensive loss	(47.3)	(72.3)
Noncontrolling interests	355.6	343.7

Total stockholders’ equity	3,081.6	3,060.8

Total liabilities and stockholders’ equity	$12,592.3	$12,643.2

XPO Logistics, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2016	2015
Operating activities
Net loss	$(19.3)	$(14.7)
Adjustments to reconcile net loss to net cash from operating activities
Depreciation and amortization	162.1	33.8
Deferred tax benefit	(22.7)	(15.8)
Non-cash stock compensation expense	11.9	2.3
Other	4.0	8.9
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	30.9	50.6
Income tax receivable	1.4	15.8
Prepaid expense and other assets	(67.2)	(5.4)
Accounts payable	(90.5)	(10.6)
Accrued expenses and other liabilities	(3.7)	(17.6)

Cash flows provided by operating activities	6.9	47.3

Investing activities
Acquisition of businesses, net of cash acquired	—	(58.2)
Payment for purchases of property and equipment	(114.7)	(11.4)
Proceeds from sale of assets	17.5	—

Cash flows used by investing activities	(97.2)	(69.6)

Financing activities
Proceeds from issuance of long-term debt	—	414.7
Payment for debt issuance costs	—	(4.5)
Repayment of long-term debt and capital leases	(41.8)	—
Proceeds from borrowing on revolving credit facility	200.0	—
Repayment of borrowing on revolving credit facility	(100.0)	—
Bank overdrafts	18.3	—
Dividends paid to preferred stockholders	(0.7)	(0.7)
Other	—	3.0

Cash flows provided by financing activities	75.8	412.5

Effect of exchange rates on cash	3.7	—
Net (decrease) increase in cash	(10.8)	390.2
Cash and cash equivalents, beginning of period	289.8	644.1

Cash and cash equivalents, end of period	$279.0	$1,034.3

Supplemental disclosure of cash flow information:
Cash paid for interest	$72.6	$39.9
Cash paid (received) for income taxes	$4.8	$(13.9)
Property and equipment acquired through increase in accounts payable	$19.5	$—
Property and equipment acquired through increase in capital lease	$10.6	$—
Equity portion of acquisition purchase price	$—	$0.8
Equity issued upon conversion of debt	$—	$35.6

Transportation

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2016	2015	$ Variance	Change %
Revenue	$2,297.4	$562.2	$1,735.2	308.6%
Cost of transportation and services	1,647.1	440.8	1,206.3	273.7%

Net revenue	650.3	121.4	528.9	435.7%

Direct operating expense	312.4	30.2	282.2	934.4%
SG&A expense
Salaries & benefits	147.3	48.3	99.0	205.0%
Other SG&A expense	37.0	14.5	22.5	155.2%
Purchased services	39.9	5.7	34.2	600.0%
Depreciation & amortization	38.3	19.1	19.2	100.5%

Total SG&A expense	262.5	87.6	174.9	199.7%

Operating income	$75.4	$3.6	$71.8	1994.4%

Accelerated amortization of trade names	—	0.1	(0.1)	-100.0%
Other depreciation & amortization	114.6	19.6	95.0	484.7%

EBITDA	$190.0	$23.3	$166.7	715.5%

Transaction & integration costs	2.7	—	2.7	100.0%
Rebranding costs	3.3	—	3.3	100.0%

Adjusted EBITDA	$196.0	$23.3	$172.7	741.2%

Transportation

Key Data by Service Offering

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2016	2015
Revenue by Service Offering
North America
Freight Brokerage	$512.7	$386.2
Less-Than-Truckload	830.5	—
Last Mile	178.9	134.1
Full Truckload	128.8	—
Europe
Full Truckload	392.9	—
Less-Than-Truckload	202.5	—
Global Forwarding	82.7	45.1
Eliminations	(31.6)	(3.2)

Total Revenue by Service Offering	$2,297.4	$562.2

Net Revenue by Service Offering
North America
Freight Brokerage	$91.6	$77.5
Less-Than-Truckload	324.3	—
Last Mile	53.4	38.9
Full Truckload	27.7	—
Europe	138.9	—
Global Forwarding	14.4	5.0

Total Net Revenue by Service Offering	$650.3	$121.4

Net Revenue % by Service Offering
North America
Freight Brokerage	17.9%	20.1%
Less-Than-Truckload	39.0%	—
Last Mile	29.8%	29.0%
Full Truckload	21.5%	—
Europe	23.3%	—
Global Forwarding	17.4%	11.1%

Overall Net Revenue % by Service Offering	28.3%	21.6%

Direct Operating Expense by Service Offering
North America
Freight Brokerage	$23.9	$22.2
Less-Than-Truckload	183.0	—
Last Mile	14.0	8.0
Europe	86.9	—
Global Forwarding	4.6	—

Total Direct Operating Expense by Service Offering	$312.4	$30.2

Beginning March 31, 2016, the Company’s Expedite business is reflected within Freight Brokerage for both periods presented.

Less-Than-Truckload revenue is before intercompany eliminations and includes revenue from the Company’s trailer manufacturing business.

XPO Logistics North American Less-Than-Truckload

Summary Data Table

(Unaudited)

	Three Months Ended March 31,
	2016	2015
		Pro Forma*
Number of Working Days	63.5	62.5
Lbs. per Day (Thousands)	71,801	75,911
% Change in Lbs. per Day**	-5.4%	-1.4%
Shipments per Day	53,507	56,290
% Change in Shipments per Day**	-4.9%	0.9%
Avg. Weight per Shipment (in pounds)	1,342	1,349
% Change in Weight per Shipment**	-0.5%	-2.3%
Gross Revenue per Shipment	$250.85	$251.69
Gross Revenue per CWT (including fuel surcharges)	$18.69	$18.66
Gross Revenue per CWT (excluding fuel surcharges)	$16.90	$16.22
% Change in Gross Revenue per CWT**
Including fuel surcharges	0.2%	3.6%
Excluding fuel surcharges	4.2%	8.6%
Average Length of Haul	803.1	793.2
Total Average Load Factor	22,365	22,118
Average Age of Tractor Fleet (Years)	5.58	5.52
Operating Ratio
Excluding Amortization Expense, Transaction Costs & Depreciation Adjustment from updated purchase price allocation of acquired assets	92.9%	95.6%

*	Pro Forma historical information
**	Compared with the same quarter of the previous year

XPO Logistics North American Less-Than-Truckload

Adjusted Operating Ratio

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2016	2015
Revenue	$820.0	$855.6
Operating income	52.5	37.9

Operating ratio	93.6%	95.6%

Transaction & integration costs	1.8	—
Amortization expense	5.8	—
Depreciation adjustment from updated purchase price allocation of acquired assets	(1.8)	—

Adjusted operating income	$58.3	$37.9

Adjusted operating ratio	92.9%	95.6%

Logistics

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2016	2015	$ Variance	Change %
Revenue	$1,260.7	$140.8	$1,119.9	795.4%
Cost of transportation and services	310.2	—	310.2	100.0%

Net revenue	950.5	140.8	809.7	575.1%

Direct operating expense	793.8	121.0	672.8	556.0%
SG&A expense
Salaries & benefits	69.2	5.1	64.1	1256.9%
Other SG&A expense	12.2	1.7	10.5	617.6%
Purchased services	21.7	0.6	21.1	3516.7%
Depreciation & amortization	21.7	6.0	15.7	261.7%

Total SG&A expense	124.8	13.4	111.4	831.3%

Operating income	$31.9	$6.4	$25.5	398.4%

Accelerated amortization of trade names	—	0.4	(0.4)	-100.0%
Other depreciation & amortization	47.1	13.3	33.8	254.1%

EBITDA	$79.0	$20.1	$58.9	293.0%

Transaction & integration costs	8.6	—	8.6	100.0%
Rebranding costs	0.2	—	0.2	100.0%

Adjusted EBITDA	$87.8	$20.1	$67.7	336.8%

Logistics

Key Data by Service Offering

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2016	2015
Revenue by Service Offering
North America	$618.8	$140.8
Europe	641.9	—

Total Revenue by Service Offering	$1,260.7	$140.8

Net Revenue by Service Offering
North America	$470.3	$140.8
Europe	480.2	—

Total Net Revenue by Service Offering	$950.5	$140.8

Direct Operating Expense by Service Offering
North America	$400.0	$121.0
Europe	393.8	—

Total Direct Operating Expense by Service Offering	$793.8	$121.0

Gross Margin by Service Offering
North America	$70.3	$19.8
Europe	86.4	—

Total Gross Margin by Service Offering	$156.7	$19.8

Gross Margin % by Service Offering
North America	11.4%	14.1%
Europe	13.5%	—

Total Gross Margin % by Service Offering	12.4%	14.1%

XPO Corporate

Summary of Sales, General & Administrative Expense

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2016	2015	$ Variance	Change %
SG&A expense
Salaries & benefits	$16.1	$7.5	$8.6	114.7%
Other SG&A expense	9.9	2.4	7.5	312.5%
Purchased services	18.5	4.5	14.0	311.1%
Depreciation & amortization	0.4	0.4	—	0.0%

Total SG&A expense	$44.9	$14.8	$30.1	203.4%

Intersegment Eliminations

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2016	2015	$ Variance	Change %
Revenue	$(12.4)	$—	$(12.4)	100.0%
Cost of transportation and services	(12.2)	—	(12.2)	100.0%

Net revenue	(0.2)	—	(0.2)	100.0%

Direct operating expense	—	—	—	0.0%
SG&A expense
Salaries & benefits	0.2	—	0.2	100.0%
Other SG&A expense	(0.2)	—	(0.2)	100.0%
Purchased services	(0.1)	—	(0.1)	100.0%
Depreciation & amortization	(0.1)	—	(0.1)	100.0%

Total SG&A expense	(0.2)	—	(0.2)	100.0%

Operating income	$—	$—	$—	0.0%

Note: Intersegment eliminations represent intercompany activity between the Company’s reportable segments that is eliminated upon consolidation. The difference between operating income (loss) component line items in the Consolidated Statements of Operations and the sum of the respective line items from the Transportation and Logistics Summary Financial Tables and Corporate Summary of Sales, General & Administrative Expense above represents intercompany eliminations between our reportable segments. The table above summarizes the intersegment eliminations by line item.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of Net Loss to Adjusted EBITDA

(Unaudited)

(In millions)

	Category	Three Months Ended March 31,
		2016	2015	Change%
Net loss attributable to common shareholders	Net loss attributable to common shareholders	$(23.2)	$(15.4)	50.6%
Preferred dividends	Cumulative preferred dividends	(0.7)	(0.7)	0.0%
Noncontrolling interests	Net income attributable to noncontrolling interests	(3.2)	—	100.0%

Net loss	Net loss	(19.3)	(14.7)	31.3%

Loss on conversion of convertible senior notes	Interest expense	—	6.5	-100.0%
Other interest expense	Interest expense	93.1	16.6	460.8%
Income tax benefit	Income tax benefit	(15.7)	(13.6)	15.4%
Accelerated amortization of trade names	Sales, general and administrative expense	—	0.5	-100.0%
Other depreciation expense	Cost of transportation and services	60.7	—	100.0%
Other depreciation & amortization expense	Direct operating expense	41.1	8.1	407.4%
Other depreciation & amortization expense	Sales, general and administrative expense	60.3	25.2	139.3%
Unrealized hedging gains & losses	Other expense	2.0	—	100.0%

EBITDA		$222.2	$28.6	676.9%

Transaction & integration costs	Sales, general and administrative expense	23.2	0.6	3766.7%
Rebranding costs	Sales, general and administrative expense	3.9	—	100.0%

Adjusted EBITDA		$249.3	$29.2	753.8%

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release. Adjusted EBITDA was prepared assuming 100% ownership of XPO Logistics Europe.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of GAAP Net Loss and Net Loss Per Share to Adjusted Net Loss and Net Loss Per Share

(Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,
	2016	2015
GAAP net loss attributable to common shareholders	$(23.2)	$(15.4)
Loss on conversion of convertible senior notes(1)	—	6.5
Accelerated amortization of trade names	—	0.5
Unrealized hedging gains & losses, net of tax impact	0.7	—
Depreciation & amortization from updated purchase price allocation of acquired assets	(5.8)	—
Transaction & integration costs	23.2	0.6
Rebranding costs	3.9	—
Impact of noncontrolling interests on above adjustments	(0.3)	—
Tax impact of above pre-tax adjustments	(7.8)	(2.1)

Adjusted net loss attributable to common shareholders	$(9.3)	$(9.9)

Adjusted basic loss per share	$(0.08)	$(0.13)
Adjusted diluted loss per share	$(0.08)	$(0.13)
Weighted average common shares outstanding
Basic weighted average common shares outstanding	109.6	78.8
Diluted weighted average common shares outstanding	109.6	78.8

(1)	Loss on conversion of convertible senior notes is recorded in interest expense.

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

XPO Logistics, Inc.

Consolidated Calculation of Diluted Weighted Shares Outstanding

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Basic weighted-average common shares outstanding	109,628,094	78,825,639

Potentially Dilutive Securities:
Shares underlying the conversion of preferred stock to common stock	10,412,145	10,476,430
Shares underlying the conversion of the convertible senior notes	3,180,806	5,171,353
Shares underlying warrants to purchase common stock	7,557,370	8,776,365
Shares underlying stock options to purchase common stock	570,684	633,392
Shares underlying restricted stock units and performance-based restricted stock units	1,607,032	1,025,632

	23,328,037	26,083,172

Diluted weighted-average common shares outstanding	132,956,131	104,908,811

Note: For dilution purposes, GAAP requires diluted shares to be reflected on a weighted-average basis, which takes into account the portion of the period in which the diluted shares were outstanding. The table above reflects the weighted-average diluted shares for the periods presented. The impact of this dilution was not reflected in the earnings per share calculations on the Consolidated Statements of Operations because the impact was anti-dilutive. The treasury stock method was used to determine the shares underlying the warrants, stock options, RSUs and PRSUs with an average closing market price of common stock of $25.21 per share and $41.90 per share for the three-months ended March 31, 2016 and 2015, respectively.